Exhibit 99.1

News Release

ELAINE LA ROCHE AND R. DAVID YOST ELECTED TO MARSH & MCLENNAN COMPANIES BOARD OF DIRECTORS

NEW YORK, January 18, 2012 – Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm providing advice in risk, strategy and human capital, announced today that Elaine La Roche and R. David Yost have joined the Company’s Board of Directors.
Ms. La Roche, age 62, is a Senior Advisor to China International Capital Corporation US. She served as Chief Executive Officer of China International Capital Corporation (“CICC”) in Beijing from 1997-2000. Over the course of a 20-year career at Morgan Stanley, Ms. La Roche rose from Associate to Managing Director, serving in a variety of roles including Chief of Staff to the Chairman, and President and Head of the Asia Desk. From 2008 to 2010, Ms. La Roche was with JPMorgan Chase & Co. in Beijing where she served as Vice Chairman, J.P. Morgan China Securities. Ms. La Roche served on the board of directors of China Construction Bank from 2005-2011, including acting as chair of the nomination and compensation committee and as a member of the audit and strategy committees. She also served on the board of directors of Linktone, where she was non-executive chairman from 2004-2008.
Mr. Yost, age 64, was the Chief Executive Officer of AmerisourceBergen Corporation, one of the world’s largest pharmaceutical services companies, from 2001 until his retirement in 2011. He also served as President from 2001-2002, and from 2007-2010. Prior to its merger with Bergen Brunswig, Mr. Yost was Chief Executive Officer of Amerisource Health Corporation from 1997-2001, and its President from 1997-2000. Mr. Yost’s career with AmerisourceBergen and its predecessors spanned nearly 40 years.

Previously, Mr. Yost was a captain in the United States Air Force. Mr. Yost serves on the board of directors and compensation committees of Tyco International and Excelis Inc.

“We are pleased to welcome Elaine and David to our Board,” said Ian Lang, Lord Lang of Monkton, Independent Chairman of the Marsh & McLennan Companies Board of
Directors. ”Elaine and David’s extensive backgrounds in the areas of finance and healthcare, coupled with their international and operational experience will be of great value to the organization. We look forward to their contributions.”

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy and human capital. MARSH is a global leader in insurance broking and risk management; GUY CARPENTER is a global leader in providing risk and reinsurance intermediary services; MERCER is a global leader in human resource consulting and related services; and OLIVER WYMAN is a global leader in management consulting. Marsh & McLennan Companies’ 52,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more corporate information, or www.PartneringImpact.com to learn more about the Company’s world-class capabilities and its solutions to the complex problems enterprises face today.

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